$8,000,000 STANDBY COMMITMENT

SUMMARY OF TERMS AND CONDITIONS

This Summary of Terms and Conditions (this “Summary”) is for convenience of reference only and shall not be considered to be exhaustive as to the final terms and conditions that shall govern any potential financing arrangements between the parties. In the event of a conflict between the provisions of this Summary and any relevant definitive agreement, the latter shall prevail. This Summary and all matters related hereto are confidential, and the parties agree to maintain the confidentiality of this Summary and the related matters unless written authorization to the contrary is provided in advance of any non-authorized disclosure or unless disclosure is otherwise required by applicable law. The parties agree that each of them may disclose this Summary and the related matters to his or its respective financial and legal advisors. All amounts in this Summary are expressed in U.S. dollars.

Background and Objective:
OccuLogix, Inc. (“OccuLogix”) proposes to make an investment in shares of Series A Preferred Stock of OcuSense, Inc. (“OcuSense”), that will be convertible into 50.1% of the issued and outstanding equity of OcuSense on a fully diluted basis, at an aggregate purchase price of up to $8,000,000. To assure adequate funds to make such proposed investment and for general corporate purposes, the Purchaser (defined below) has agreed to provide OccuLogix with a standby commitment to purchase convertible debentures of OccuLogix in an aggregate maximum principal amount of up to $8,000,000 (“Convertible Debentures”).

Issuer:	OccuLogix

Purchaser:	Elias Vamvakas (the “Purchaser”)

Total Commitment Amount:	$8,000,000 (the “Total Commitment Amount”), subject to downward adjustment, as provided below

Term of Commitment:	The 12-month period commencing on the Effective Date (defined below) (the “Commitment Term”), subject to early termination by OccuLogix, as provided below

Drawdowns on Commitment:
From time to time during the Commitment Term, upon no less than 45 days’ written notice by OccuLogix to the Purchaser, the Purchaser shall purchase Convertible Debentures in the aggregate amount specified in such written notice. The closings of such purchases shall occur on or prior to the 45th day following the dates of such written notices or on such other dates as OccuLogix and the Purchaser may agree from time to time. For greater certainty, the Purchaser will not be obligated to purchase any additional Convertible Debentures once OccuLogix has issued Convertible Debentures in an aggregate amount of $8,000,000.

Commitment Fee:
200 bps on the undrawn portion of the Total Commitment Amount (the “Commitment Fee”), to be calculated on an annual basis and to be paid quarterly during the Commitment Term (within the 15-day period following the end of each calendar quarter during the Commitment Term) and within the 15-day period following the expiry or early termination of the Commitment Term, as the case may be

Use of Proceeds:	No restrictions

Early Termination of Commitment:
At any time during the Commitment Term, OccuLogix may terminate the Purchaser’s obligation to purchase Convertible Debentures by providing the Purchaser with a written notice of its intention to terminate such obligation and paying the Purchaser, in full, the amount of the Commitment Fee then outstanding.

Maturity Date of Convertible Debentures:	The third anniversary of issuance (the “Maturity Date”), subject to early redemption, as provided below

Interest on Convertible Debentures:	10% per annum, accruing and compounding monthly and payable in cash within the 15-day period following each calendar quarter, on the Maturity Date and on the date of redemption (if any)

Conversion Feature of Convertible Debentures:
At any time and from time to time prior to the Maturity Date and prior to redemption (if any), upon no less than 15 days’ written notice by the Purchaser to OccuLogix, all or a portion of the principal amount of outstanding Convertible Debentures may be converted into shares of OccuLogix’s common stock (“Conversion Shares”) at a rate of $2.70 per share (the “Conversion Rate”). In calculating the number of Conversion Shares to be issued to the Purchaser, such number shall be rounded down to the nearest whole number. OccuLogix shall not issue any fractional Conversion Shares under any circumstances, nor shall OccuLogix be required to pay any cash amounts in respect of the value of any fractional Conversion Shares that may have been issuable in the absence of the aforementioned prohibition.

Redemption Feature of Convertible Debentures:
At any time and from time to time prior to the Maturity Date, upon no less than 30 days’ written notice by OccuLogix to the Purchaser (the “Redemption Notice”), all or a portion of the then outstanding Convertible Debentures may be redeemed by payment of the principal amount thereof and the accrued and unpaid interest thereon at the end of such 30-day notice period. At any time during such 30-day notice period, the Purchaser may exercise the conversion feature of the Convertible Debentures that are the subject of the Redemption Notice, by providing written notice to OccuLogix of his intention to exercise such conversion feature. The Conversion Shares underlying such Convertible Debentures shall be issued by OccuLogix on or prior to the 15th day following the date of the Purchaser’s notice of his intention to exercise such conversion feature.

Anti-dilution:
If, while any Convertible Debentures are outstanding, OccuLogix should effect a split or a consolidation of its common stock, or should pay to its stockholders a dividend or distribution in additional shares of its common stock without payment of any consideration therefor, then the Conversion Rate shall be increased or decreased appropriately such that the number of Conversion Shares issuable upon conversion of Convertible Debentures shall be increased or decreased in proportion to the increase or decrease in the aggregate number of issued and outstanding shares of OccuLogix’s common stock as a result of such split, consolidation, dividend or distribution.

Security:	• General security on all of OccuLogix’s assets, undertaking and property • Specific pledge of shares of OcuSense’s stock held by OccuLogix from time to time

Third Party Financing:
If, while there are any Convertible Debentures outstanding, OccuLogix closes a financing with a third party (a “Financing”), whether by way of debt, equity or otherwise, then, in accordance with the provisions appearing beside the heading “Redemption Feature of Convertible Debentures” above, OccuLogix shall deliver a written notice to the Purchaser of OccuLogix’s intention to redeem the maximum number of the then outstanding Convertible Debentures of which the net proceeds to OccuLogix of such Financing (the “Net Proceeds”) would be sufficient to repay the aggregate principal amount and accrued and unpaid interest thereon. Unless the Purchaser elects to exercise the conversion feature of such Convertible Debentures in accordance with the provisions appearing beside the heading “Redemption Feature of Convertible Debentures” above, OccuLogix shall use the Net Proceeds to redeem such Convertible Debentures in accordance with such provisions. In addition, to the extent that the Net Proceeds are more than sufficient to redeem all of the then outstanding Convertible Debentures (and the Financing occurs during the Commitment Term), the then-undrawn portion of the Total Commitment Amount shall be reduced automatically upon the closing of the Financing by the lesser of: (i) the then-undrawn portion of the Total Commitment Amount; and (ii) an amount equivalent to the difference between (y) the total amount of the Net Proceeds and (z) the amount required to redeem the Convertible Debentures subject to the above-mentioned redemption notice. If a Financing occurs during the Commitment Term while there are no Convertible Debentures outstanding, the Total Commitment Amount shall be reduced automatically upon the closing of the Financing by the lesser of: (i) the Total Commitment Amount; and (ii) the Net Proceeds.

Covenant to Negotiate and Enter into a Definitive Agreement:
OccuLogix and the Purchaser will negotiate in good faith, and enter into, as soon as practicable, a definitive agreement with respect to the proposed transactions contemplated in this Summary (the “Definitive Agreement”). The provisions of the Definitive Agreement will be consistent with the provisions of this Summary and will contain other terms and conditions customary and reasonable for transactions of the nature contemplated in this Summary, including, without limitation, the form of the Convertible Debentures.

Conditions Precedent to Drawdowns on Commitment:
•  Execution and delivery of the Definitive Agreement and all ancillary agreements contemplated thereby
•  Execution and delivery of Convertible Debentures
•  Execution and delivery of security agreements and, where necessary, filing of financing statements
•  Absence of default under the provisions of this Summary or any relevant definitive agreement
•  Absence of any material adverse change in the business, affairs or financial condition of OccuLogix and its subsidiaries on a consolidated basis
•  Absence of any default under any material agreement, order, approval or consent
•  Absence of any material regulatory prohibition

Syndication and Assignment:
Subject to applicable securities laws, the Convertible Debentures may be syndicated, sold and assigned by the Purchaser to one or more third parties, and rights of the Purchaser under this Summary, the Definitive Agreement, the Convertible Debentures and any other relevant definitive agreement may be assigned by the Purchaser to such third party or parties. OccuLogix shall co-operate with the Purchaser in connection with any such syndication, sale or assignment and, among other things, shall execute and deliver documents reasonably necessary to facilitate the same.

Independent Advice:
The Purchaser represents and warrants to OccuLogix that he has read this Summary and understands his obligations under it. The Purchaser further represents and warrants to OccuLogix that he has had an adequate opportunity to seek and obtain independent legal and financial advice in connection with this Summary and such other professional advice that he considered necessary or appropriate.

Binding Nature:
This Summary is legally binding. Each of OccuLogix and the Purchaser, on its and his own behalf, respectively, represents and warrants that this Summary is a valid and legally binding obligation of it or him, respectively, enforceable in accordance with the terms of this Summary.

Governing Law:	Delaware

IN WITNESS WHEREOF, the parties have executed and delivered this Summary as of the 30th day of November, 2006 (the “Effective Date”).

OCCULOGIX, INC.
By: /s/ Jay Holmes _____________________________ Name: Jay Holmes Title: Director
THE PURCHASER
/s/Elias Vamvakas _____________________________ Elias Vamvakas